Exhibit to Accompany
Item 77J
Form N-SAR
JohnsonFamily Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination,
Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital
Distributions by Investment
Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase/(decrease) undistributed net investment income by $2,534, $2,219, $1,988, and $(25,776) to increase undistributed net realized gain on
investment and foreign currency transactions by $0, $0, $0 and $27,659 and to decrease paid-in-capital in excess of par by $2,534, $2,219, $1,988 and $1,883 for the Intermediate Fixed, Large Cap
Equity, Small Cap Equity and
International Equity Funds, respectively, for the twelve months ended October 31, 1998.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.